Exhibit 99.1


         Ultralife Batteries to Acquire Chinese Battery Manufacturer for Approximately $4.2 Million; Acquisition of Able New Energy Co. Expands
                  Ultralife's Global Presence and Product Line


     NEWARK, N.Y.--(BUSINESS WIRE)--Jan. 26, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) has entered into a definitive agreement to acquire all of the outstanding shares of Able New Energy Co., Ltd., an established, profitable manufacturer of lithium batteries located in Shenzhen, China, for a combination of cash, common stock and stock warrants for a total value of approximately $4.2 million. The acquisition, which is subject to customary closing conditions and approval of the Chinese government, is expected to close in the second quarter.
     Established in 2003, Able New Energy produces non-rechargeable lithium-manganese dioxide and lithium-thionyl chloride batteries, and supplies a variety of other non-rechargeable and rechargeable battery chemistries, for a wide range of applications worldwide including utility meters, security systems, tire pressure sensors, medical devices, automotive electronics and memory backup, among many others. In 2005, based on preliminary unaudited figures, Able generated approximately $300,000 in operating profit on approximately $2.3 million in revenue.
     Under the terms of the agreement, the purchase price of approximately $4.2 million will consist of cash, common stock and stock warrants. The cash portion of the purchase price is equal to $2.5 million with $500,000 of the cash purchase price contingent on the achievement of certain performance milestones of the acquired business. The equity portion of the purchase price will consist of 80,000 shares of Ultralife common stock and 100,000 stock warrants, for a total consideration of approximately $1.7 million. Ultralife anticipates that this acquisition will be accretive in 2006.
     "With more than 50 products, including a wide range of lithium-thionyl chloride and lithium-manganese dioxide batteries and coin cells, this acquisition broadens our expanding portfolio of high-energy power sources, enabling us to further penetrate large and emerging markets such as remote meter reading, RFID and other markets that will benefit from these chemistries," said John D. Kavazanjian, president and chief executive officer. "In addition, this acquisition will strengthen Ultralife's global presence, facilitate our entry into the rapidly growing Chinese market and improve our access to lower cost raw materials."
     The current management team of Able New Energy will be retained as well as the Able brand of products. Eric Hwang will remain as managing director and will report to Philip Meek, Ultralife's vice president of manufacturing, who will be responsible for the integration of Able and its products into Ultralife.
     Information about Able New Energy is available at the company's web site, www.able-battery.com.

     About Ultralife Batteries, Inc.

     Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.
     Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife Batteries (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the company's web site, www.ultralifebatteries.com.

     This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.


     CONTACT: Ultralife Batteries, Inc.
              Pete Comerford, 315-332-7100
              pcomerford@ulbi.com
              or
              Lippert/Heilshorn & Associates, Inc.
              Investor Relations:
              Jody Burfening, 212-838-3777
              jburfening@lhai.com
              or
              Media:
              Chenoa Taitt, 212-201-6635
              ctaitt@lhai.com